Exhibit 99.1

Caryn Marooney Elected to Elastic’s Board of Directors

MOUNTAIN VIEW, Calif. and AMSTERDAM, The Netherlands - 25 April 2019

Elastic N.V. (NYSE: ESTC), the company behind Elasticsearch and the Elastic Stack, announced that its shareholders elected Caryn Marooney to the company’s board of directors at the extraordinary general shareholder meeting that took place today. The term of office for Ms. Marooney will expire at the end of the 2022 annual general meeting of shareholders.

Marooney is a globally recognized marketing executive who is currently Vice President of Global Communications at Facebook. She has been with Facebook for eight years. She has strong roots in the technology industry, having worked with many companies who have, and continue to, disrupt the status quo. As CEO and co-founder of The OutCast Agency, she helped companies like Amazon, Netflix, Salesforce and VMware build their brands into the household names that they are. At Facebook, Marooney leads global communications, shaping the company vision and narrative for Facebook and its family of apps including Instagram, Messenger, WhatsApp, and Oculus. Since 2014, Marooney has served on the board of directors of Zendesk.

Holders of approximately 71.6% of the company’s ordinary shares were represented at the extraordinary general meeting of shareholders.

About Elastic

Elastic is a search company. As the creators of the Elastic Stack (Elasticsearch, Kibana, Beats, and Logstash), Elastic builds self-managed and SaaS offerings that make data usable in real time and at scale for use cases like application search, site search, enterprise search, logging, APM, metrics, security, business analytics, and many more.

Elastic and associated marks are trademarks or registered trademarks of Elastic N.V. and its subsidiaries. All other company and product names may be trademarks of their respective owners.

Forward-Looking Statements

Certain statements herein are forward-looking statements that are subject to risks and uncertainties. These forward-looking statements are based on management’s current expectations. Various important factors could cause actual results to differ materially, including the risks identified in our SEC filings. The Company disclaims any obligation to update any forward-looking statement contained in this report and the exhibit hereto.

Contact Information

Deborah Wiltshire

Elastic Corporate Communications

press@elastic.co